OPEN-END DEMAND NOTE


$8,500,000.00                                        June 3, 1994
                                                     Sylvania, Ohio


FOR VALUE RECEIVED, the undersigned, HEALTH CARE REIT, INC. (the "Maker"), unconditionally promises to pay to the order of Capital Bank, N.A., a national banking association (the "Bank"), at 5520 Monroe Street, Sylvania, Ohio 43560, the principal sum of EIGHT MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($8,500,000.00) or so much as may have been advanced and is outstanding from time to time plus interest at the Prime rate in effect from time to time at Bank.

          All unpaid principal and interest shall be payable upon demand of Bank.

          Until Bank demands payment, the interest owing on the unpaid principal shall be paid quarterly commencing August 31, 1994.

          All payments shall be credited first to interest accrued but unpaid and then to the payment and reduction of principal.
Late payments will be charged a fee of 10% of the payment amount.

          Interest shall be calculated by means of the 365/360 day method.

          Maker shall make all payments on this Note at the principal offices of Bank or at such other place as the holder hereof may designate.

         Maker may prepay all or part of the this Note at any time without penalty.

          This Note is issued under and entitled to the benefits of the provisions of a Line of Credit Agreement of even date herewith, incorporated hereunder by reference.

          In the event the Maker fails to make any payment when due or upon the occurrence of an event of default as defined in the Line of Credit Agreement of even date herewith, Bank at its election may declare any and all obligations or liabilities of Maker to Bank immediately due and payable without presentment, demand, protest or notice upon default and may proceed against any and all security and may enforce any and all of its remedies at law or equity. In such event, the entire principal balance and accrued interest then owing shall bear interest at a rate which is the greater of sixteen percent (16%) or four percent (4%) above the prime interest rate in effect from time to time at Bank until fully paid, provided, however, that in no event shall the amount of interest paid hereunder exceed the maximum rate of interest permitted by law. Maker agrees to pay all costs of collection hereof, including reasonable attorney's fees.

          This Note shall be construed under the laws of the State of Ohio.

          Bank's acceptance of one or more late or partial payments shall not be a course of dealing upon which the Maker may rely on future occasions or a waiver of Bank's right to prompt full payment when due under this Note. Bank's forbearance from exercising any right or remedy under this Note shall not be a waiver of such rights and remedies. Bank's forbearance from exercising any right or remedy under this Note on any one or more occasions shall not be a course of dealing or waiver on which the Maker may rely on any future occasions. Bank's exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Bank from exercising the right or remedy at any other time. Bank's rights and remedies under this Note and the law and equity are cumulative to, but independent of, each other.

          Maker represents and warrants that the loan evidenced by this Note is for business purposes and not primarily for personal, family, household or agricultural purposes.

          Maker hereby authorizes any attorney in any court of record in the State of Ohio after this Note becomes due and payable to appear on its behalf; to waive the issuing and service of process and its constitutional rights to due process of law; to confess a judgment hereon against it in favor of any holder hereof for the amount then appearing due together with cost of suit; and thereupon to release all errors and waive all rights of appeal and stays of execution. Maker agrees that any exercise of the foregoing Power of Attorney shall not terminate the same but such power shall continue until the entire balance due on this Note including interest and costs of suit is fully paid. With full knowledge of constitutional rights, Maker voluntarily waives all rights to notice and hearing prior to judgment being so confessed.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR, WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON ITS PART TO COMPLY WITH THIS AGREEMENT, OR ANY OTHER CAUSE.



MAKER:    HEALTH CARE REIT, INC.

By:       _________________________________________
          Robert J. Pruger, Chief Financial Officer